Exhibit 10.6
[FORM OF AMENDMENT TO RESTRICTED STOCK
AND STOCK OPTION AGREEMENTS]
September ___, 2006
[Name & Address of Participant]
Re:     Amendment of Outstanding Restricted Stock and Stock Option Agreements
Dear [Participant Name]:
The Company has previously granted to you shares of restricted stock and/or stock options. For each grant, you and the Company entered into a Restricted Stock Agreement, Bonus Award Restricted Stock Agreement or Stock Option Agreement (each a “Stock Agreement”). Section 3(c) of each Stock Agreement provides that in the event of a Corporate Event (as defined in the Stock Agreement), your shares of restricted stock or stock options would not vest until the earlier of 360 days after the Corporate Event or the termination of your employment without cause.
The Compensation Committee of the Board of Directors recently approved an amendment to all outstanding Stock Agreements to eliminate the 360-day waiting period. The amendment provides that if there is a Corporate Event, your restricted shares or stock options, as applicable, shall become vested in full on the date of the Corporate Event. The Compensation Committee believes that this amendment is consistent with current compensation practices.
This amendment is applicable to all of your outstanding Stock Agreements effective as of July 27, 2006. Please signify your acceptance of this amendment by signing the enclosed copy of this letter in the space indicated and returning it to me in the envelope provided.
In the meantime, if you have any questions, please do not hesitate to call Rusty Bozman at (904) 301-4388.
Very truly yours,
M. Jay Romans
Senior Vice President — Human Resources
Accepted and Agreed:

Date:
[Participant Name]